Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000  |  Fax: 404-253-8390

June 1, 2021

Invesco Mortgage Capital Inc.

1555 Peachtree Street, NE

Atlanta, Georgia 30309

Re:	Invesco Mortgage Capital Inc. – Registration Statement on Form S-3ASR
(Registration Statement No. 333-229917)

Ladies and Gentlemen:

We are counsel for Invesco Mortgage Capital Inc., a Maryland corporation (the “Company”). We have represented the Company in connection with the Company’s filing of the above referenced shelf registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We are furnishing this opinion letter to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the Company’s issuance and sale of up to 43,125,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Company’s base prospectus, dated February 27, 2019 (the “Base Prospectus”), included in the Registration Statement, and the related preliminary and final prospectus supplements, dated May 26, 2021 (together with the Base Prospectus, the “Prospectus Supplement”). The Shares are being issued and sold to the several underwriters named in the underwriting agreement, dated May 26, 2021 (the “Underwriting Agreement”), by and among the Company, IAS Operating Partnership LP, a Delaware limited partnership, Invesco Advisers, Inc., a Delaware corporation, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc., JMP Securities LLC and JonesTrading Institutional Services LLC.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, resolutions adopted by the board of directors of the Company and the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. We have assumed that the Shares will not be issued or transferred in violation of the restrictions or limitations contained in Article VII of the Company’s charter.

Alston & Bird LLP	www.alston.com

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June 1, 2021

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the Company in connection with the issuance of the Shares, including, without limitation, the Underwriting Agreement, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the laws of the State of Maryland, applicable provisions of the Constitution of the State of Maryland, and reported judicial decisions interpreting such laws and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Underwriting Agreement, and federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications, and limitations set forth in this opinion letter, it is our opinion that:

(1)    The issuance of the Shares has been duly authorized and, upon due execution and delivery of the Underwriting Agreement by the parties thereto, and upon issuance and delivery of the Shares against full payment therefor as provided in the Underwriting Agreement, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and the Prospectus Supplement, and may not be used, circulated, quoted, or otherwise referred to or relied upon for any other purpose without our prior written consent, which may be granted or withheld in our sole discretion. The only opinion rendered by us consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement (or to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement), and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

[Signature Page to Follow]

Alston & Bird LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly
A Partner

[Signature Page to Exhibit 5.1 Opinion]